00616298

1278884

N/10

FILED AM
in the office of the Secretary of State
of the State of California

AUG 24 2004

KEVIN SHELLEY, Secretary of State

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.

Rob Larcara and Gary Saderup hereby certify that:

1. They are the President and Secretary, respectively, of Voice Powered Technology International, Inc., a California corporation.

2. The Articles of Incorporation of this corporation are hereby amended and restated to read in their entirety as follows:

ONE: The name of this corporation is World Waste Technologies, Inc.

TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: This corporation is authorized to issue two classes of shares of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of stock which this corporation shall have authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

A. Common Stock

1. Except where otherwise provided by law, by these Amended and Restated Articles of Incorporation, or by resolution of the Board of Directors pursuant to this Article THREE, the holders of the Common Stock issued and outstanding shall have and possess the exclusive right to notice of shareholders' meetings and the exclusive voting rights and powers.

2. Subject to all of the rights of the Preferred Stock, dividends may be paid on the Common Stock, as and when declared by the Board of Directors, out of any funds of the corporation legally available for the payment of such dividends

B. Preferred Stock

The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions, or any of them, granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

C. Reverse Stock Split

(a) Upon the filing of these Amended and Restated Articles of Incorporation, each outstanding share of the corporation's Common Stock shall be split up and converted into one-sixtieth (1/60th) of one share of Common Stock, without change in the aggregate number of shares of Common Stock the corporation shall be authorized to issue pursuant to this Article Three.

(b) In lieu of the issuance of any fractional shares that would otherwise result from paragraph (a) above, the corporation shall issue to any shareholder that would otherwise receive fractional shares one whole share, the additional shares thereby issued being taken from authorized but theretofore unissued shares of Common Stock.

FOUR. A. This Article FOUR shall become effective only when this corporation becomes a listed corporation within the meaning of Section 301.5 of the California General Corporations Law ("California Law"), which section provides that a listed corporation means a corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or a corporation with outstanding securities designated as qualified for trading as a national market system security on the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the corporation has at least 800 holders of its equity securities as of the record date of the corporation's most recent annual meeting of shareholders.

B. Upon the effectiveness of this Article FOUR, the election of directors by the shareholders shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by the shareholder.

FIVE: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Law, subject only to the applicable limits set forth in Section 204 of the California Law with respect to actions for breach of duty to the corporation and its shareholders. This corporation is authorized to purchase and maintain insurance on behalf of its agents against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such from a company, the shares of which are owned in whole or in part by this corporation, provided that any policy issued by such company is limited to the extent required by applicable law. Any repeal or modification of the foregoing provisions of this Article FIVE by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of that repeal or modification.

4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the corporation.

5. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of the shareholders of the corporation, in accordance with Section 903 of the California Corporation Code. The total number of outstanding shares of the corporation entitled to vote on the foregoing amendment is 92,970,027 shares of Common Stock. The total number of shares of Common Stock voting in favor of the amendments equaled or exceeded the vote required, which percentage vote required was more than fifty percent (50%). There are no other shares issued or outstanding.

Rob Larcara, President

Gary Sadeup, Secretary

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Amended and Restated Articles of Incorporation are true and correct of their own knowledge.

DATED: June 14, 2004

Rob Larcara, President

Gary Sadeup, Secretary

OFFICE OF THE SECRETARY OF STATE